UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2014

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2014 the Board of Directors of Monarch Casino & Resort, Inc. (the “Company”) appointed Paul Andrews to serve as a director for the Company effective May 1, 2014, subject to applicable regulatory approval. Mr. Andrew’s term will continue until the 2014 annual meeting of stockholders, at which time he will be considered for election for a two-year term. Mr. Andrews was appointed to the Company’s Audit Committee, the Compensation Committee and the Strategic Planning Committee. As previously reported, Ronald R. Zideck resigned from the Board of Directors of the Company on May 10, 2013 leaving the vacancy that has been filled by Mr. Andrews.

As a non-employee director, Mr. Andrews will receive an annual fee of $50,000.  Mr. Andrews will also receive a stock option grant on May 21, 2014, the date of our next Annual Stockholder’s Meeting, to purchase 6,100 shares of common stock of the Company and additional stock option grants each year on the date the Company’s annual stockholder meeting is held to purchase 6,100 shares of common stock of the Company.  Each of the option grants vest on the six month anniversary of the grant date and have an exercise price equal to the closing price of the Company’s common stock on the grant date.

There are no arrangements or understandings between Mr. Andrews and any other persons pursuant to which Mr. Andrews was selected as a director, and there are no transactions in which the Company was or is to be a participant and in which Mr. Andrews had or will have a direct or indirect material interest that are required to be reported pursuant to Item 404(a) of Regulation S-K.

The press release issued by the Company on March 25, 2014 is included in Exhibit 99.1.

Section 9 — Financial Statement and Exhibits

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                        Press Release Issued March 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: March 26, 2014	/s/ Ronald Rowan
Ronald Rowan Chief Financial Officer and Treasurer